UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 14, 2010

SyntheMed, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-20580	14-1745197
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey	08830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  732-404-1117

________________________________________________________
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

Effective September 14, 2010, we entered into an agreement (the “Credit Agreement") with Pathfinder, LLC, a Massachusetts limited liability company (“Lender”), pursuant to which Lender agreed to make revolving loans to us from time to time until December 31, 2010 or such earlier date as the Lender shall determine, in its sole and absolute discretion, upon at least five business days’ prior written notice to us, in amounts requested by us and approved by Lender; provided that Lender agreed to fund a minimum amount equal to our wage and payroll tax obligations for so long as the funding commitment remains in effect. Borrowings under the Credit Agreement, which are to be evidenced by a note issued at the time of each borrowing, bear interest at 6% per annum, and become due and payable on demand on the first anniversary of such borrowing or the earlier to occur of a change of control of our company, as defined in the Credit Agreement.  Upon the occurrence of an event of default, the interest rate on outstanding principal amounts increases to 10% per annum.  Our obligations under the Credit Agreement and notes issued thereunder are secured by a lien in favor of the Lender on substantially all of our assets.  Upon execution of the Credit Agreement, we borrowed approximately $56,000 thereunder.  Subject to limited exceptions, expenditures from proceeds of any borrowings under the Credit Agreement are subject to prior approval by Lender.

Section 2 – Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Section 8 - Other Events

Item 8.01 Other Events.

Contemporaneous with execution of the Credit Agreement, we entered into a non-binding letter of intent relating to a proposed business combination with Lender.  As presently contemplated, upon consummation of the proposed transaction, Lender would become a wholly-owned subsidiary of our company, we would issue to the members of Lender a substantial controlling equity interest in our company and our Board of Directors and management would be replaced by individuals designated by Lender.  Consummation of the proposed transaction is subject to negotiation and execution of a definitive agreement which we anticipate will contain a number of closing conditions including, without limitation, approval by our shareholders of an amendment to our Certificate of Incorporation to make available a sufficient number of shares of common stock for issuance in the transaction.  Lender is an early stage cell therapy company.  Two of our directors are directors and founding principals of Lender, and one of such directors of our company is the principal executive officer of Lender.

We have established a Special Committee of our Board of Directors.  The Special Committee, which is comprised of disinterested directors, is empowered to, among other things, review, consider, negotiate and approve (i) strategic or other fundamental transactions including the possible sale of all or substantially all of our assets or the merger of our company with another company and (ii) financing transactions to enable the Company to continue in operation pending completion of any such fundamental transaction.  The Special Committee has approved both the credit and security agreement and letter of intent with the Lender.  The Special Committee’s decision follows a lengthy effort by our company, together with an investment bank, to explore strategic alternatives, including a sale of assets.  As previously reported, that effort began after we obtained direction from the US Food and Drug Administration regarding the scope and parameters of the clinical studies the FDA would require to approve an expanded indication for use of REPEL-CV® Bioresorbable Adhesion Barrier to include adults and after it became clear that we would have insufficient capital to fund such studies.  Pending consummation of the proposed business combination and subject to any restrictions that may be contained in the definitive agreement, the Special Committee will consider alternative third party proposals consistent with its fiduciary duties and desire to maximize shareholder value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SyntheMed, Inc.

Date: September 20, 2010	By:	/s/ Robert P. Hickey
Robert P. Hickey
President, CEO and CFO